Exhibit 10.11

March 26, 2020
Aimée Lapic
aimee.lapic@gmail.com
Dear Aimee:

We are pleased to offer you a position at GoPro Inc. (the "Company"), as a SVP, Chief Digital Officer reporting to Nicholas Woodman in our San Mateo office. If you decide to join us, you will receive an annual salary of $415,000 USD, which will be paid every other Friday in accordance with the Company's normal payroll procedures. You will also be eligible for a bonus of up to 60% of your annual salary per year, which will be paid annually based on company performance and individual objectives. You must commence employment on or before September 30 of this year in order to be eligible for a pro-rated bonus under the current year’s bonus plan.

You will also be eligible to receive certain employee benefits. A list of current employee benefits will be provided in our Benefit Information Guide. Eligibility for benefits begins on your first day of employment. In addition, the Company will furnish you with the services of an executive coach of your choice for a period of six (6) months, provided that the fees for such executive coach shall not exceed $10,000 over the 6 months. You should note that the Company may modify job titles, salaries, commission plans, bonuses and benefits from time to time as it deems necessary and at its sole discretion.

We will recommend to the Company’s Board of Directors (the “Board”), that you be granted an award of $1,300,000 USD of equity split into 50% Restricted Stock Units (“RSUs”), 25% Stock Options and 25% Performance Share Units (“PSUs”) under the GoPro, Inc. 2014 Equity Incentive Plan (the “Plan”).

Subject to the Board’s approval, the specific number of RSUs, Stock Options and PSUs granted will be calculated as follows:
•The number of RSUs granted will be calculated by dividing 50% of your total proposed grant value, equal to $650,000, by the average of the closing prices of the Company’s Class A common stock in the completed calendar month immediately preceding the Date of Grant as approved by the Board. Once your proposed grant value is converted from USD to an award of RSUs, the number of units in your RSU award is fixed and does not fluctuate with the Company’s trading price. The RSUs will vest in four equal annual installments of 25% each based on your continuous service. RSUs that vest will be settled in the Company's Class A common stock as soon as practicable after vesting. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs. The RSUs will permit payment of taxes through stock withholding and sell-to-cover transactions in our sole discretion.
•The number of stock options granted will be calculated by dividing 25% of your total proposed grant value, equal to $325,000, by the Company’s ASC 718 fair value as calculated by the Company’s Finance team using the equity expense calculation from the completed fiscal quarter immediately preceding the Date of Grant as approved by the Board. Once your proposed grant value is converted from USD to an award of stock options, the number of options in your award is fixed and does not fluctuate with the Company’s trading price. The exercise price per share of the options will be equal to the closing price of the Company’s Class A common stock on the grant date. The stock options will vest as to 25% of the shares subject to the option after 12 months of continuous service, and the balance of the shares subject to the option will vest in equal monthly installments over the following 36 months of continuous service.
•The number of PSUs granted will be calculated by dividing 25% of your total proposed grant value, equal to $325,000, by the average of the closing prices of the Company’s Class A common stock in the completed calendar month immediately preceding the Date of Grant as approved by the Board. Once your proposed grant value is converted from USD to an award of PSUs, the number of units in your PSU award is fixed and does not fluctuate with the Company’s trading price. The total number of PSUs earned and subject to vesting will be calculated in reference to the achievement of certain Performance Metrics (the “Performance Metrics") per Fiscal 2020 PSU goals. PSUs earned pursuant to the attainment of the Performance Metrics will vest as follows: 1/3rd of the PSUs earned will vest on the later of i) February 15, 2021 and ii) the date the Performance Metrics are certified as achieved, and 1/12th of the PSUs earned will vest quarterly thereafter. PSUs that vest will be settled in the Company's Class A common stock as soon as practicable after vesting. You will be responsible for applicable withholding taxes that become due upon settlement of the PSUs. The PSUs will permit payment of taxes through stock withholding and sell-to-cover transactions in our sole discretion.

The USD value of your proposed new hire RSU, stock option and PSU awards are for purposes of determining the number of RSUs, stock options or PSUs that will be subject to each of your awards once it is approved, with each RSU, stock option or PSU representing the right to receive one share of the Company’s Class A common stock if all applicable vesting conditions are met. The actual value you may receive (if any) from the awards may be more or less than the value stated above and will generally depend on (i) the number of options or awards approved for you, (ii) whether the options or awards vest, (iii) the fair market value of the Company’s common stock on the date the options are exercised or awards vest, and (iv) the price at which you sell any shares received upon the vesting of your awards or exercise of your options. The RSUs, Stock Options and PSUs will be subject to the terms and conditions set forth in the Plan and in the applicable agreement that will be provided to you as soon as practicable after the grant date and which you will be requested to sign or otherwise accept in accordance with the Company’s acceptance procedures.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Any modification or change in your at will status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company. You will be eligible to participate in the Company’s Executive Severance Policy, subject to your execution of an acknowledgment agreeing to such Policy, and the Board of Directors of GoPro, Inc, has approved the Company entering into our standard Change in Control Severance Agreement with you.

The Company reserves the right to conduct background and reference checks on all of its potential employees as authorized by law. Your job offer, therefore, is contingent upon satisfactory verification of your criminal, education and employment history, and this offer can be rescinded based upon data received in the verification.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

By your signature below, you acknowledge that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, and you represent that your signing of this offer and commencement of employment with the Company will not violate any such agreement. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Subject to the foregoing, and our Code of Business Conduct and Ethics (the “Code of Conduct”), the Company acknowledges that you are currently a member of the Board of Directors of Cardlytics, Inc. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook and Code of Conduct.

As a condition of your employment, you are also required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information, as well as the Company’s standard Mutual Arbitration Agreement, which you may opt out of as set forth in the Agreement and the opt-out letter provided with the Agreement.

To accept the Company's offer, please sign and date this letter in the space provided below. This letter, along with the Employee Invention Assignment and Confidentiality Agreement and the Mutual Arbitration Agreement (or opt-out), set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral, and shall not be further amended or modified as set forth herein. This offer of employment will terminate if it is not accepted, signed and returned by Wednesday, April 1, 2020. We would like to have you start on Monday, April 20, 2020.

We look forward to your favorable reply and to working with you at GoPro.

Sincerely,

/s/ Laura Robblee
Laura Robblee
Chief People Officer

Agreed to and accepted:

Signature: /s/ Aimée Lapic	Date:	April 1, 2020
Aimée Lapic